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                                                                   Exhibit 23.03


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Pre-Effective Amendment No. 1 to Form S-3) and related Prospectus of Brooks Automation, Inc. for the registration of 715,004 shares of its common stock and to the incorporation by reference therein of our report dated March 3, 2000, except for Note 4 as to which the date is March 31, 2000, with respect to the financial statements of Irvine Optical Company, LLC for the years ended December 31, 1999 and 1998 included in the Annual Report (Form 10-K) of Brooks Automation, Inc. for the year ended September 30, 2001, filed with the Securities and Exchange Commission.


                                                  /s/ Ernst & Young LLP

                                                  Ernst & Young LLP



Woodland Hills, California
December 18, 2001